UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2021

HIREQUEST, INC.
(Exact name of registrant as specified in its Charter)

Delaware	000-53088	91-2079472
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Springhall Drive, Goose Creek, SC	29445
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-7400

(Registrant’s telephone number, including area code)

________________________________________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	HQI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2021, HireQuest, Inc. (the "Company") entered into an Executive Employment Agreement effective September 1, 2021 (the “Effective Date”) by and among the Company, HQ LTS Corporation, a wholly-owned subsidiary of the Company (the "Subsidiary"), and John McAnnar, the Company's Chief Legal Officer, Vice President, and Corporate Secretary (the "Employment Agreement").

The Employment Agreement provides for Mr. McAnnar to continue serving as the Company's Chief Legal Officer, Vice President, and Corporate Secretary during an initial term through August 31, 2023 (the "Term") and to receive an annual base salary of $210,000, payable at periodic intervals in accordance with the Subsidiary's normal payroll practices. Mr. McAnnar will be eligible for (i) a discretionary bonus with respect to each fiscal year beginning with the fiscal year ending December 31, 2021 in the Compensation Committee's sole discretion, and (ii) a performance bonus beginning with the fiscal year ended December 31, 2021 of up to 50% of his base salary, subject to approval by the Compensation Committee, upon achieving various tiered goals for improvement in year over year sales, accounts receivable turns, workers' compensation loss ratio, and maintenance of core staff payroll.

Mr. McAnnar was granted 10,000 shares of restricted common stock of the Company pursuant to the HireQuest, Inc. 2019 Equity Incentive Plan, subject to the terms and conditions of the plan (the "Restricted Shares"). The Restricted Shares vest according to the following schedule: 50% on the second anniversary of the Effective Date, and 6.25% per fiscal quarter for each of the first eight fiscal quarters occurring thereafter subject to accelerated vesting upon termination of Mr. McAnnar's employment under certain conditions. Mr. McAnnar is also entitled to vacation and other employee benefits in accordance with the Subsidiary's policies.

Mr. McAnnar's employment can be terminated at any time for cause or without cause subject to 60 days' notice. If the employment is terminated for cause or due to death or disability, Mr. McAnnar or his estate will receive any unpaid base salary plus an amount equal to the base salary, accrued and unpaid bonuses, reimbursable expenses, and continued health care benefits at Mr. McAnnar's expense. If Mr. McAnnar's employment is terminated due to death or disability, Mr. McAnnar or his estate is also entitled to an amount equal to the base salary Mr. McAnnar would have earned in the sixty day period following his death or permanent disability, the limited death, disability, and income continuation benefits provided under any applicable plan, and pro-rata vesting of the Restricted Shares calculated as if his restricted stock had vested monthly.

If the employment is terminated by the Company without "cause" or Mr. McAnnar resigns for "good reason" (as each of those terms is defined in the Employment Agreement), Mr. McAnnar is entitled to receive any unpaid base salary plus accrued paid time off or vacation, pro-rated payment of the performance bonus, an amount equal to Mr. McAnnar's base salary for a period equal to one month for every year of total employment by the Company or its affiliates up to a maximum of six months, reimbursable expenses, continued health care benefits at Mr. McAnnar's expense, and pro-rata vesting of the Restricted Shares calculated as if his restricted stock had vested monthly. If the employment terminates due to non-renewal of the agreement, Mr. McAnnar is entitled to receive any unpaid base salary plus accrued paid time off or vacation, pro-rated payment of the performance bonus, and 50% of the Restricted Shares shall immediately vest.

If a "change of control" (generally defined in the Employment Agreement at the 50% level) occurs prior to the end of the Term, the agreement is extended automatically for a one-year renewal period beginning on the date of the change of control (a "Post-Change of Control Renewal Period"). If Mr. McAnnar's employment is terminated during the Post-Change of Control Renewal Period, he is entitled to a one-time, lump-sum severance payment equal to 150% of his base salary then in effect, and all restrictions on outstanding equity awards, including the Restricted Shares, will lapse such that Mr. McAnnar will be fully vested in such awards.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Employment Agreement dated September 1, 2021 by and among HQ LTS Corporation, HireQuest, Inc., and John McAnnar

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

HIREQUEST, INC.
(Registrant)

Date: September 7, 2021	/s/ John McAnnar
John McAnnar
Vice President, Chief Legal Officer, and Secretary

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